Filed Pursuant to Rule 424(b)(2)

Registration No. 333-253385

Supplement dated January 25, 2022

to Pricing Supplement dated January 14, 2022

Equity Index Underlying Supplement dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Prospectus dated February 23, 2021

HSBC USA Inc.

Capped Buffer GEARS

Linked to the Russell 2000® Index due August 6, 2026

CUSIP: 40439N841

(the “securities”)

This document (the “supplement”) supplements the offering documents referenced above, including in connection with any secondary market transactions in the securities by HSBC Securities (USA) Inc. and its affiliates. Certain terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated January 14, 2022 and filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2022 (the “Final Pricing Supplement”), with respect to the Underlying, its Initial Level was defined as the arithmetic average of its Official Closing Levels on each scheduled Trading Day from and including January 12, 2022 to and including January 25, 2022, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The arithmetic average of the Official Closing Levels on each scheduled Trading Day from and including January 12, 2022 to and including January 25, 2022 with respect to the Underlying was 2,004.033.

Therefore, the Initial Level for the securities is 2,004.033

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of the Pricing Supplement, page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Final Pricing Supplement dated January 14, 2022:

https://www.sec.gov/Archives/edgar/data/83246/000110465922005523/tm223284d14_424b2.htm

•	Equity Index Underlying Supplement dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026625/tm217170d5_424b2.htm

•	Prospectus supplement dated February 23, 2021: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

•	Prospectus dated February 23, 2021:

https://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

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